Exhibit 99.2

INSTRUCTIONS AS TO USE OF PHARMACEUTICAL FORMULATIONS, INC.
RIGHTS SUBSCRIPTION CERTIFICATES

           The following instructions relate to a rights offering (the "Rights Offering") by Pharmaceutical Formulations, Inc., a Delaware corporation (the "Company"), to the holders of record at the close of business on May 7, 2002 of its common stock (other than ICC Industries Inc.) and employee options to purchase its common stock as described in the Company’s prospectus dated May __, 2002 (the "Prospectus"). Each such holder is receiving 2.8 transferable subscription rights for each common stock equivalent. If the number of shares of common stock the holder held on the record date would result in the receipt of fractional rights, the number of rights issued to such holder is being rounded up to the nearest whole right. Each right entitles the holder (the "Basic Subscription Right"), subject to certain terms and conditions, to purchase one share of common stock. The exercise price is $.34 per share (the "Exercise Price").

           Subject to the allocation described below, each right also carries the right to subscribe at the Exercise Price for an unlimited number of additional shares (the "Over-Subscription Privilege"). The shares available for the Over-Subscription Privilege will be those subject to rights and not required to satisfy all exercises of Basic Subscription rights at the end of the Rights Offering (the "Remaining Shares"). If the Remaining Shares are not sufficient to satisfy all subscriptions pursuant to the Over-Subscription Privilege, such shares will be allocated pro rata among those persons exercising the Over-Subscription Privilege, in proportion to the number of shares they have elected to purchase pursuant to the exercise of their Over-Subscription Rights. Any fractional share to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocations will be rounded down to the next whole share. Continental Stock Transfer & Trust Company (the "Subscription Agent") will refund to holders of rights, without interest, all amounts paid for shares subscribed for pursuant to the Over-Subscription Privilege and not issued or sold to such holders due to the allocation described therein.

           No fractional shares will be issued pursuant to the exercise of the rights. The rights will be exercisable until the rights expiration time (the "Expiration Date"), which is 5:00 p.m., New York City time, on June 25, 2002.

           The number of rights to which you are entitled is printed on the face of your rights subscription certificate. You should indicate your wishes with regard to the exercise or sale of your rights by completing the appropriate form or forms on your rights subscription certificate and returning the certificate to the Subscription Agent in the envelope provided.

           Your rights subscription certificate must be received by the Subscription Agent, or guaranteed delivery requirements with respect to your rights subscription certificates must be complied with, and payment of the Subscription Price must be received by the Subscription Agent, on or before the Expiration Date. You may not revoke any exercise of a right.

1.     Subscription Privilege.

           To exercise rights, complete Form 1 and, if you desire to exercise your Over-Subscription Privilege, complete Form 2 and send your properly completed and executed rights subscription certificate, together with payment in full of the Exercise Price for each share subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent. Payment of the Exercise Price must be made in U.S. dollars for the full number of shares being subscribed for by a check or bank draft drawn upon a U.S. bank or a postal, telegraphic or express money order payable to the Subscription Agent. In order to avoid any unnecessary delays, it is recommended that payment for shares be made by certified check, cashier’s check or postal or express money order. All exercises of rights subscription certificates are subject to the clearance of all checks through normal banking channels and the receipt of payment by the subscription agent. You may also transfer your rights subscription certificate to your bank or broker in accordance with the procedures specified in Section 3(a) below, make arrangements for the delivery of funds on your behalf and request such bank or broker to exercise the rights certificate on your behalf. Alternatively, you may cause a written guarantee (the "Notice of Guaranteed Delivery") from a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or from a commercial bank or trust company having an office or correspondent in the United States (each of the forgoing being an "Eligible Institution"), to be received by the Subscription Agent at or prior to the Expiration Date together with payment in full of the applicable Exercise Price. Such Notice of Guaranteed Delivery must state your name, the number of rights represented by your rights certificate and the number of rights being exercised pursuant to the Basic Subscription Right and the number of shares, if any, being subscribed for pursuant to the Over-Subscription Privilege, and guarantee the delivery to the Subscription Agent of your properly completed and executed rights certificates within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your rights certificates must be received by the Subscription Agent within three New York Stock Exchange trading days of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as the rights subscription certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (telecopier no. 212-616-7610). Late delivery of rights certificates will not be accepted unless there has been strict compliance with these requirements or the Company waives defects in such late delivery. The Company shall be the sole judge as to whether there has been compliance with such requirements. Neither the Company nor the Subscription Agent shall have any liability whatsoever for any rights subscription certificate not being accepted.

           Banks, brokers and other nominee holders of rights who exercise rights and the Over-Subscription Privilege on behalf of beneficial owners of rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of rights that have been exercised, and the number of shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of rights on whose behalf such nominee holder is acting. If more shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, shares will be allocated, as described above, among persons exercising the Over-Subscription Privilege in proportion to such persons’ exercise of rights pursuant to the Basic Subscription Right.

           The address of the Subscription Agent is as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attn.: Reorganization Department

           The Subscription Agent's telephone number is 212-509-4000, extension 536 and telecopier number is 212-616-7610

           If you exercise less than all of the rights evidenced by your rights subscription certificate by so indicating in Form 1 of your rights subscription certificate, the Subscription Agent will issue to you a new rights subscription certificate evidencing the unexercised rights. However, if you choose to have a new rights subscription certificate sent to you, you may not receive any such new rights subscription certificate in sufficient time to permit you to sell or exercise the rights evidenced thereby. If you have not indicated the number of rights being exercised, of if you have not forwarded full payment of the Exercise Price for the number of rights that you have indicated are being exercised, you will be deemed to have exercised the Basic Subscription right with respect to the maximum number of whole rights which may be exercised for the Exercise Price payment delivered by you and to the extent that the Exercise Price payment delivered by you exceeds the product of the Exercise Price multiplied by the number of rights evidenced by the rights subscription certificates delivered by you (such excess being the "Subscription Excess"), you will be deemed to have exercised your Over-Subscription Privilege to purchase, to the extent available, that number of whole shares equal to the quotient obtained by dividing the Subscription Excess by the Exercise Price.

2.     Delivery of Certificates, Etc.

           The following deliveries and payments will be made at the address shown on the face of your rights certificate unless you provide instructions to the contrary.

           (a) Basic Subscription Right. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each exercising rights holder certificates representing the Shares purchased pursuant to the Basic Subscription Right.

           (b) Over-Subscription Privilege. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each rights holder who validly exercises the Over-Subscription Privilege the number of shares allocated to such rights holder pursuant to the Over-Subscription Privilege. The Subscription Agent may elect to mail to each rights holder one certificate representing all shares purchased pursuant to the exercise of Basic Subscription right and Over-Subscription Privileges. See "Subscription to Rights – Over-Subscription Privilege" in the prospectus.

           (c) Cash Payments. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each rights holder who exercises the Over-Subscription Privilege any excess funds received in payment of the Exercise Price for shares that are subscribed for by such rights holder but not allocated to such rights holder pursuant to the Over-Subscription Privilege.

           Promptly following any sale of the rights through the Subscription Agent, the Subscription Agent will mail a check for any rights sold to the holder of such rights, less applicable commissions and other charges.

3.     To Sell or Transfer Rights.

           (a) Sale of Rights Through a Bank or Broker. To sell all rights evidenced by a rights subscription certificate through your bank or broker, so indicate on Form 3 and deliver your properly completed and executed rights subscription certificate to your bank or broker. Your rights subscription certificate should be delivered promptly to your bank or broker so that there is ample time for it to be exercised. If Form 3 is completed without designating a transferee, the Subscription Agent may thereafter treat the bearer of the rights subscription certificate as the absolute owner of all of the rights evidenced by such rights subscription certificate for all purposes, and the Subscription Agent shall not be affected by any notice to the contrary. Because your bank or broker cannot issue rights subscription certificates, if you wish to sell less than all of the rights evidenced by a rights subscription certificate, either you or your bank or broker must instruct the Subscription Agent as to the action to be taken with respect to the rights not sold, or you or your bank or broker must first have your rights subscription certificate divided into rights subscription certificates of appropriate denominations by following the instructions in paragraph 4 of these instructions. The rights subscription certificates evidencing the number of rights you intend to sell can then be transferred by your bank or broker in accordance with the instructions in this paragraph 3(a).

           (b) Transfer of Rights to a Designated Transferee. To transfer all of your rights to a transferee other than a bank or broker, you must complete Form 3 in its entirety, execute the rights subscription certificate and have your signature guaranteed by a member of an Approved Signature Guarantee Medallion Program. A rights subscription certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new rights subscription certificate issued. Because only the Subscription Agent can issue rights subscription certificates, if you wish to transfer less than all of the rights evidenced by your rights subscription certificate to a designated transferee, you must instruct the Subscription Agent as to the action to be taken with respect to the rights not sold or transferred. The rights subscription certificate evidencing the number of rights you intend to transfer can then be transferred by following the instructions in this paragraph 3(b).

4.     Execution

          (a) Execution by Registered Holder. The signature on the rights subscription certificate must correspond with the name of the registered holder exactly as it appears on the face of the rights subscription certificate without any alteration or change whatsoever. Persons who sign the rights subscription certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present satisfactory evidence of their authority to so act to the Subscription Agent.

           (b) Execution by Person Other than Registered Holder. If the rights subscription certificate is executed by a person other than the holder named on the face of the rights subscription certificate, proper evidence of authority of the person executing the rights subscription certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

           (c) Signature Guarantees. Your signature must be guaranteed by a member of an Approved Signature Guarantee Medallion Program if you wish to transfer your rights, as specified in 3(b) above, to a transferee other than a bank or broker, or if you specify special payment or delivery instructions.

5.     Method of Delivery

           The method of delivery of rights subscription certificates and payment of the Exercise Price to the Subscription Agent will be at the election and risk of the rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Date. Executed rights subscription certificates should be mailed or delivered to the Subscription Agent and not to the Company.

6.     Special Provisions Relating to the Delivery of Rights Through The Depository Trust Company.

           In the case of holders of rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Basic Subscription right (but not the Over-Subscription Privilege) may be effected by instructing DTC to transfer rights (such rights being "DTC Exercised rights") from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Exercise Price for each share subscribed for pursuant to the Basic Subscription right. The Over-Subscription Privilege in respect of DTC Exercised Rights may be exercised through DTC.

           If a Notice of Guaranteed Delivery relates to rights with respect to which exercise of the Basic Subscription right will be made through DTC and such Notice of Guaranteed Delivery so related to the exercise of the Over-Subscription Privilege, a DTC participant Over-Subscription Exercise form must also be received by the Subscription Agent in respect of such exercise of the Over-Subscription Privilege on or prior to the Expiration Date.

7.     IRS Form W-9

           Each rights holder who is a United States person for U.S. Federal income tax purposes who elects either to exercise rights should provide the Subscription Agent with a correct Taxpayer Identification Number ("TIN") on IRS Form W-9, which is included with these instructions. Additional copies of IRS Form W-9 may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated above. Failure to provide the information on and properly execute the form may subject the holder to federal income tax withholding with respect to dividends that may be paid by the Company on Common Stock purchased upon the exercise of rights (for those holders exercising rights).

           Different tax documentation requirements apply to rights holders that are not United States persons for U.S. Federal income tax purposes. Generally, if the beneficial owner of a right is a foreign individual or corporation, such person would complete and execute IRS Form W-8BEN. A rights holder that is a foreign partnership generally would complete and execute IRS Form W-8IMY for the partnership and would associate with such form appropriate tax documentation for each partner in the partnership, as well as a statement of information required to IRS treasury regulations. Copies of IRS Form W-8BEN and W-8IMY, as well as the instructions to those forms may be obtained from the Subscription Agent. Each foreign investor should consult its tax advisers regarding the appropriate tax documentation it must provide to establish its foreign status and entity classification for U.S. Federal income tax purpose. Foreign investors should be aware that even if the appropriate tax documentation is provided, dividends with respect to stock purchased upon the exercise of rights will still be subject to U.S. tax withholding at 30% unless such rate is reduced or eliminated pursuant to an applicable income tax treaty.